Exhibit 99.2

QR Energy Acquires General Partner; Management Incentive Fee

Structure Eliminated

HOUSTON, TX—(Marketwired – March 3, 2014) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today it has simplified its capital structure by purchasing QRE GP, LLC (“GP”). The owners of the GP will forgo future Management Incentive Fees (“MIF”) and their current approximately 0.1% general partner interest in exchange for the right to earn up to 11.6 million Class B units, in four equal annual installments provided certain QRE performance thresholds are met.

Overview of the Transaction

•	The partnership agreement is being amended to eliminate the current MIF structure, resulting in a simplified capital structure

•	In exchange for the MIF, the current owners of the GP will have the ability to earn Class B units in four equal annual installments with the first potential issuance occurring for the year ended December 31, 2014, provided the conditions set forth below are met

•	In order to receive a Class B unit installment, QRE must satisfy the below conditions during any 4 of the next 6 calendar years:

i)	Cash distribution to unitholders met or exceeded Target Distribution, as defined in the partnership agreement, in each of the previous four quarters (at least $0.4744/unit per quarter)

ii)	Distribution Coverage Ratio, as defined in the partnership agreement, is 1.0x or greater on a calendar annual basis

iii)	Maximum 4.0x Debt / LTM EBITDA, on a quarterly basis (if greater than 4.0x, the independent directors must agree to such exceptions)

•	Class B units once earned have equivalent economic rights and preferences to common units and can be converted into common units on a one-for-one basis at holder’s option

•	Terms of the transaction were approved by the conflicts committee and the board of directors

Select Benefits of the Transaction

•	The transaction is 7% accretive to QR Energy distributable cash flow per unit in 2014 due to elimination of MIF payments, assuming (a) 2013 distributable cash flow and management incentive fee base had remained constant during 2014 and (b) that QR Energy had paid sufficient cash distributions and earned sufficient operating surplus to pay the full amount of the MIF for 2014

•	Transaction lowers the cost of capital of QR Energy which should enhance competiveness in the A&D market

•	No upfront consideration

•	New structure transfers the election of the board of directors to QRE unitholders beginning in June 2015, reduces complexity in the ownership structure and enhances transparency for equity and debt investors

•	No further obligation to QRE if full consideration is not earned by the end of the sixth calendar year

Chief Executive Officer Alan L. Smith commented, “I am pleased to announce this transaction and believe we have structured a deal that is mutually beneficial to the unitholders and the General Partner. The decision to acquire the GP at this time was derived from QR Energy seeking to enhance its competitiveness in the A&D market with a lower cost of capital, increase future cash flow and reduce complexity in its ownership structure. The new structure demonstrates QR Energy’s commitment to delivering long-term value and growth to our unitholders.”

Transaction Advisors

Financial advisors for this transaction were RBC Capital Markets for QRE GP, LLC and Tudor, Pickering & Holt for the conflicts committee. Legal advisors for this transaction were Vinson & Elkins for QRE GP, LLC and Bracewell & Giuliani for the conflicts committee.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 9:00 a.m. central time to discuss fourth quarter results and the transaction.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 52759777. A copy of the transaction slide deck may be obtained by visiting QR Energy’s Investor Relations website.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 52759777.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Investor Contacts:

Josh Wannarka

Director of Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200

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